      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 2001
                                                      REGISTRATION NO. 333-51790
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              GENZYME CORPORATION
             (Exact name of registrant as specified in its charter)

                   MASSACHUSETTS                                         06-1047163
           (State or other jurisdiction                               (I.R.S. Employer
         of incorporation or organization)                         Identification Number)

               ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 252-7500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               PETER WIRTH, ESQ.
                Executive Vice President and Chief Legal Officer
                              Genzyme Corporation
                               One Kendall Square
                         Cambridge, Massachusetts 02139
                                 (617) 252-7500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                with copies to:

                             PAUL M. KINSELLA, ESQ.
                               Palmer & Dodge LLP
                               One Beacon Street
                          Boston, Massachusetts 02108
                                 (617) 573-0100
                         ------------------------------

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE      AMOUNT TO BE      OFFERING PRICE PER      AGGREGATE OFFERING         AMOUNT OF
  REGISTERED                                  REGISTERED             SHARE                   PRICE            REGISTRATION FEE
GENZYME GENERAL DIVISION COMMON STOCK,
  $0.01 PAR VALUE PER SHARE..............     224,093(1)           $74.60(2)             $7,530,528(3)            $1,989(4)

(1) Plus such additional number of shares of Genzyme General Division common stock as are required for issuance upon a stock split, stock dividend or similar transaction. Represents the estimated maximum number of shares of Genzyme General Division common stock of the Registrant to be issued upon the exercise of options and warrants of GelTex Pharmaceuticals, Inc. ("GelTex") following the completion of the merger of GelTex with and into a wholly-owned subsidiary of the Registrant (the "Merger") based on the issuance of .7272 of a share of Genzyme General Division common stock for each share of common stock of GelTex that the options and warrants were exercisable for immediately before the completion of the Merger. Includes associated purchase rights which currently are evidenced by certificates for shares of Genzyme General Division common stock and automatically trade with such shares.
(2) Following the Merger, each holder of an option or warrant may purchase shares of Genzyme General Division common stock pursuant to the terms of its option or warrant agreement. The proposed maximum offering price per share reflects what will be the highest exercise price per share of Genzyme General Division common stock represented by the terms of the option and warrant agreements following the merger.
(3) Since the shares of Genzyme General Division common stock issuable upon the exercise of the options and warrants following the Merger will have exercise prices ranging from $3.03 to $74.60 per share of Genzyme General Division common stock, the proposed maximum aggregate offering price constitutes the maximum amount of proceeds receivable by Genzyme Corporation.
                         ------------------------------

(4) Calculated pursuant to Rule 457(g) under the Securities Act of 1933. The registration fee was previously paid.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED MAY 24, 2001

                                    GENZYME
                                 224,093 SHARES
                     GENZYME GENERAL DIVISION COMMON STOCK

                            ------------------------

    We are registering a total of 224,093 shares of Genzyme General Division common stock that are issuable upon the exercise of options and warrants that we assumed as part of our acquisition of GelTex Pharmaceuticals, Inc. The exercise prices of these options and warrants range from a low of $3.03 per share to a high of $74.60 per share. If all of these options and warrants are exercised in full, we will receive total cash proceeds of approximately $7,530,528.

    Genzyme General Division common stock is one of Genzyme Corporation's three tracking stocks. It is quoted on the Nasdaq National Market under the trading symbol "GENZ," and on May 23, 2001, its closing price was $104.63 per share.

                            ------------------------

    INVESTING IN SHARES OF GENZYME GENERAL DIVISION COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 5.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    You should rely only on the information included in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than date below.

                  THE DATE OF THIS PROSPECTUS IS MAY   , 2001.

       Genzyme Corporation - One Kendall Square, Cambridge, Massachusetts
                             02139 - (617) 252-7500

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Genzyme Corporation.........................................      2
Where You Can Find More Information.........................      3
Risk Factors................................................      5
Note Regarding Forward-Looking Statements...................     17
Plan of Distribution........................................     17
Use of Proceeds.............................................     18
Legal Matters...............................................     18
Experts.....................................................     18

NOTE REGARDING TRADEMARKS

Genzyme-Registered Trademark-, Cerezyme-Registered Trademark-,
Ceredase-Registered Trademark- and Thyrogen-Registered Trademark- are registered trademarks of Genzyme
  Corporation.

Fabrazyme-TM- and Sepra-TM- are trademarks of Genzyme Corporation.

Genzyme-Registered Trademark- is a registered service mark of Genzyme
Corporation.

AVONEX-Registered Trademark- is a registered trademark of Biogen, Inc.

Renagel-Registered Trademark- is a registered trademark of GelTex
Pharmaceuticals, Inc.

Synvisc-Registered Trademark- is a registered trademark of Genzyme Biosurgery Corporation.

Replagal-TM- is a trademark of Transkaryotic Therapies, Inc.

NOTE REGARDING REFERENCES TO GENZYME DIVISIONS AND SERIES OF STOCK.

    Throughout this prospectus, the words "we," "us," "our" and "Genzyme" refer to Genzyme Corporation and all of its operating divisions taken as a whole, and "our board of directors" refers to the board of directors of Genzyme Corporation. In addition, we refer to our three operating divisions as follows:

    - Genzyme General Division = "Genzyme General";

    - Genzyme Biosurgery Division = "Genzyme Biosurgery"; and

    - Genzyme Molecular Oncology Division = "Genzyme Molecular Oncology."

    We currently have three designated series of common stock. Each of these series is intended to reflect the value and track the performance of one of our divisions. We refer to each series of common stock as follows:

    - Genzyme General Division Common Stock = "Genzyme General Stock";

    - Genzyme Biosurgery Division Common Stock = "Biosurgery Stock"; and

    - Genzyme Molecular Oncology Division Common Stock = "Molecular Oncology Stock."

                              GENZYME CORPORATION

    We are a biotechnology and human healthcare company that develops innovative products and provides services for major unmet medical needs. We were founded as a Delaware corporation in June 1981 and became a Massachusetts corporation in 1991. We currently have three operating divisions. Each of our divisions has a related series of common stock that is intended to reflect its value and track its financial performance. Our three operating divisions are:

    - Genzyme General, which develops and markets therapeutic products, with an expanding focus on products that treat patients suffering from lysosomal storage disorders and other specialty therapeutics; diagnostic products, with a focus on IN VITRO diagnostics; and other products and services, such as genetic testing services and lipids and peptides for drug delivery.

    - Genzyme Biosurgery, which develops, manufactures and sells instruments, devices, biomaterials and biotherapeutic products to improve or replace surgery, with an emphasis on the orthopaedic and cardiothoracic markets.

    - Genzyme Molecular Oncology, which utilizes its functional genomics and antigen discovery technology platforms to develop novel cancer products focused on cancer vaccines and angiogenesis inhibitors, and to generate partnering revenue by developing cancer products, with a focus on therapeutic vaccines and angiogenesis inhibitors.

    We allocate all of our products, services, programs, assets and liabilities among our divisions for purposes of financial statement presentation; however, Genzyme, the corporation, continues to own all of the assets and is responsible for all of the liabilities allocated to each of the divisions.

    We are in the process of acquiring Wyntek Diagnostics, Inc., a privately-held California corporation which provides high quality, point-of-care rapid medical diagnostic tests for pregnancy and infectious diseases. Under the terms of a stock purchase agreement that we signed with Wyntek and its stockholders in April 2001, we will acquire all or substantially all of the outstanding capital stock of Wyntek for $65.0 million in cash. We expect that the acquisition will close in the second quarter of 2001. If we complete the acquisition of Wyntek, we will allocate that acquisition to Genzyme General.

    We are also in the process of acquiring Focal, Inc., which develops, manufactures and sells products based on a proprietary polymer technology. Under the terms of a definitive merger agreement that we signed with Focal in April 2001, Focal shareholders will receive 0.1545 of a share of Biosurgery Stock for each share of Focal common stock they hold, except for 10,000 shares of Focal common stock that we have agreed to purchase for cash from a Focal shareholder. Approximately 2.1 million shares of Biosurgery Stock will be issued as merger consideration. We expect the acquisition, which is subject to the approval of Focal's shareholders, to close in the second or third quarter of 2001. If we complete the acquisition of Focal, we will allocate that acquisition to Genzyme Biosurgery.

                      WHERE YOU CAN FIND MORE INFORMATION

    You may read and copy any reports, statements or other information that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

    Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning us may also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

    The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later-filed documents incorporated by reference in this prospectus.

    This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important business and financial information about Genzyme that is not included in or delivered with this prospectus.

GENZYME FILINGS (FILE NO. 0-14680)

    1.  Annual Report on Form 10-K for the year ended December 31, 2000;

    2.  Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

    3. Current Reports on Form 8-K filed on December 15, 2000 (as amended on Form 8-K/A filed on February 27, 2001 and May 3, 2001), January 2, 2001 (as amended on Form 8-K/A filed on March 2, 2001 and May 3, 2001), March 9, 2001, April 26, 2001, May 11, 2001, May 18, 2001 and May 22,
       2001;

    4.  Proxy Statement on Schedule 14A filed on April 24, 2001;

    5. The description of Genzyme General Stock contained in our Registration Statement on Form 8-A filed on December 19, 2000, including any further amendment or report filed after the date of this prospectus for the purpose of updating such description; and

    6. The description of Genzyme General Stock purchase rights contained in our Registration Statement on Form 8-A filed on December 19, 2000, including any further amendment or report filed after the date of this prospectus for the purpose of updating such description.

    We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date that we terminate this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    We also incorporate by reference the material set forth below that GelTex, Biomatrix, Inc. and Focal, Inc. have previously filed with the SEC.

GELTEX FILINGS (FILE NO. 0-26872)

    1. Audited financial statements and related notes, including the report of independent auditors, of GelTex set forth on pages F-1 to F-20 of GelTex' Annual Report on Form 10-K for the year ended December 31, 1999 (filed on March 30, 2000), as amended on November 7, 2000.

    2. Audited financial statements and related notes, including the report of independent accountants, of RenaGel LLC set forth in Exhibit 99.1 to GelTex' Annual Report on

       Form 10-K for the year ended December 31, 1999 (filed on March 30, 2000), as amended on November 7, 2000.

    3. Unaudited financial statements and related notes of GelTex set forth on pages 3 to 9 of GelTex' Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (filed on November 14, 2000).

BIOMATRIX FILINGS (FILE NO. 0-19373)

    1. Audited financial statements and related notes, including the report of independent accountants, of Biomatrix set forth on pages F-1 to F-21 of Biomatrix' Annual Report on Form 10-K for the year ended December 31, 1999 (filed on March 30, 2000), as amended on April 26, 2000 and
       October 26, 2000.

    2. Unaudited financial statements and related notes of Biomatrix set forth on pages 3 to 14 of Biomatrix' Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (filed on November 14, 2000).

FOCAL FILINGS (FILE NO. 0-23247)

    1. Audited financial statements and related notes, including the report of independent auditors, of Focal set forth on pages 35 to 51 of Focal's Annual Report on Form 10-K for the year ended December 31, 2000 (filed on April 2, 2001), as amended on April 30, 2001.

    2. Unaudited financial statements and related notes of Focal set forth on pages 3 to 9 of Focal's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (filed on May 9, 2001).

    You may request a copy of our filings and future filings and any other material that is incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following address or number:

                              Shareholder Services
                              Genzyme Corporation
                               One Kendall Square
                         Cambridge, Massachusetts 02139
                                 (617) 252-7526

                                  RISK FACTORS

    IF YOU PURCHASE SHARES OF GENZYME GENERAL STOCK, YOU WILL TAKE ON FINANCIAL RISK. IN DECIDING WHETHER TO INVEST, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                   RISKS RELATING TO GENZYME TRACKING STOCKS

    We have three series of tracking stock designed to reflect the value and track the performance of our three operating divisions as follows:

    - Genzyme General Stock designed to track the performance of Genzyme
      General;

    - Biosurgery Stock designed to track the performance of Genzyme Biosurgery; and

    - Molecular Oncology Stock designed to track the performance of Genzyme Molecular Oncology.

    The following are risks related to owning shares of our tracking stock. You should consider carefully these risk factors before deciding whether to invest in our stock.

    HOLDERS OF OUR TRACKING STOCK ARE STOCKHOLDERS OF A SINGLE COMPANY AND UNFAVORABLE FINANCIAL TRENDS AFFECTING ONE DIVISION COULD NEGATIVELY AFFECT THE OTHER DIVISIONS.

    Our divisions are not separate legal entities. Holders of Genzyme General Stock, together with holders of our other series of tracking stock, are stockholders of a single company and face all of the risks of an investment in Genzyme.

    For purposes of financial presentation, we allocate programs, products, assets and liabilities among our three divisions. Genzyme Corporation and its subsidiaries, however, own all of the assets and are responsible for all of the liabilities of each division. A holder of Genzyme General Stock, for example, does not have any specific rights to the assets allocated to Genzyme General in our financial statements. Furthermore, if we are unable to satisfy one division's liabilities out of the assets we allocate to that division, we may be required to satisfy those liabilities with assets we have allocated to another division. We encourage you to review our consolidated financial statements and the financial statements of Genzyme General included in the reports that we file with the SEC.

    OUR BOARD OF DIRECTORS MAY TAKE ACTIONS THAT HAVE AN UNEQUAL AND ADVERSE EFFECT ON THE HOLDERS OF ONE OR MORE SERIES OF OUR TRACKING STOCK.

    At times, the interests of the holders of the different series of our tracking stock may diverge or appear to diverge from each other. We are not aware of any legal precedent interpreting the fiduciary duties of the directors of a Massachusetts corporation in that situation. Recent cases in Delaware have established that a Delaware court will afford considerable deference to business decisions that are made in good faith by a disinterested and adequately informed board of directors even when those decisions involve disparate treatment of different series of tracking stock. These Delaware cases rely upon the premise that the board of directors owes its fiduciary duties to the corporation and all of its stockholders and does not owe separate duties to each class or series of stockholders. If a Massachusetts court were to follow the reasoning in these Delaware cases, a Genzyme stockholder may not be able to successfully challenge an action by the board of directors that has a disadvantageous effect on a particular series of our tracking stock.

    MEMBERS OF OUR BOARD OF DIRECTORS MAY FAVOR ONE SERIES OF TRACKING STOCK OVER ANOTHER IF THEY OWN A DISPROPORTIONATE AMOUNT OF THAT SERIES.

    A member of our board of directors may own a disproportionate amount of tracking stock in a particular series, or the value of his or her holdings of a particular series of stock may be different from the value of his or her holdings in another series. This disparate stock ownership may cause the board member to favor one series of stock over another. Nevertheless, we believe that a member of our board could properly perform his or her fiduciary responsibilities to all of our stockholders even if his or her interests in shares of different series are disproportionate or of unequal values. Our board members may create committees to review matters that raise conflict-of-interest issues. If a committee is formed, it would report to the full board.

    HOLDERS OF OUR TRACKING STOCK HAVE LIMITED DECISION-MAKING POWER BECAUSE THEY HAVE LIMITED SEPARATE VOTING RIGHTS.

    Holders of all series of our tracking stock vote together as a single class on all matters requiring common stockholder approval, including the election of directors. Holders of one series of tracking stock do not have the right to vote on matters separately from the other series except in limited circumstances. These circumstances are dictated by Massachusetts law, our charter and our management and accounting policies. Therefore, stockholders of one series of tracking stock generally could not make a proposal that would require approval only of the holders of that series. Instead, they would have to obtain approval from all common stockholders.

    As of April 30, 2001, the relative voting power of our tracking stocks was as follows:

                                                  APPROXIMATE PERCENTAGE
SERIES                                            OF TOTAL VOTING POWER
------                                            ----------------------
Genzyme General Stock...........................            93%
Biosurgery Stock................................             5%
Molecular Oncology Stock........................             2%

    THE VOTES PER SHARE OF OUR TRACKING STOCKS ARE ADJUSTED EVERY TWO YEARS.

    Under our charter, Genzyme General Stock is entitled to one vote per share, which is never adjusted. However, the votes per share of our other tracking stocks are adjusted every two years. Specifically, on January 1, 2003 and every second anniversary thereafter, the vote per share to which each tracking stock is entitled will be recalculated based on its fair market value divided by the fair market value of a share of Genzyme General Stock, with "fair market value" meaning the average closing price over the 20 consecutive trading days beginning the 30th trading day preceding the January 1st adjustment date. At the time of an adjustment, the per share voting power of any tracking stock relative to the other series of tracking stock could decrease materially. Additionally, during the intervening period between adjustments, the per share voting power of each tracking stock will remain the same even though its market price will fluctuate relative to--and could become materially greater than--the market prices of the other tracking stocks. Currently, Biosurgery Stock is entitled to 0.14 vote per share and Molecular Oncology Stock is entitled to 0.14 vote per share.

    THE LIQUIDATION RIGHTS FOR OUR TRACKING STOCKS ARE NOT ADJUSTED TO REFLECT CHANGES IN THEIR FAIR MARKET VALUES.

    If we were to dissolve, liquidate or wind up our affairs, other than as part of a merger, business combination or sale of substantially all of our assets, our stockholders would receive any remaining assets according to the percentage of total liquidation units that they hold. The number of liquidation units per share for each series of our tracking stock outstanding is as follows:

    - each share of Genzyme General Stock has 100 liquidation units;

    - each share of Biosurgery Stock has 50 liquidation units; and

    - each share of Molecular Oncology Stock has 25 liquidation units.

    Although we adjust liquidation units to prevent dilution in the event of some subdivisions, combinations or distributions of common stock, we do not adjust them to reflect changes in the relative market value or performance of the divisions. Therefore, at the time of a dissolution, liquidation or winding up, the relative liquidation units attributable to each series of tracking stock may not correspond to the value of the underlying assets allocated to that division.

    OUR BOARD OF DIRECTORS MAY CHANGE OUR MANAGEMENT AND ACCOUNTING POLICIES TO THE DETRIMENT OF ONE SERIES OF TRACKING STOCK WITHOUT STOCKHOLDER APPROVAL.

    Our board of directors has adopted management and accounting policies that are used to govern our business and to prepare our financial statements. These policies cover the allocation of corporate expenses, assets and liabilities and other accounting matters, and the reallocation of assets between divisions and other matters. Our board generally may modify or rescind these policies or adopt new ones without stockholder approval. Any revised policies could have different effects on each series of our tracking stock and could be detrimental to one series as compared to another. The discretion of our board of directors to make changes is limited only by the policies themselves and the board's fiduciary duty to all of our stockholders. We encourage you to review the full text of our management and accounting policies, a copy of which is attached as Exhibit 3 to our Registration Statement on Form 8-A that we filed with the SEC on December 19, 2000.

    WE MAY ELIMINATE TRACKING STOCK IF A CORPORATE OR SHAREHOLDER LEVEL TAX IS IMPOSED ON THE ISSUANCE OR RECEIPT OF TRACKING STOCK.

    In 1999, the Clinton Administration proposed tax legislation that would have imposed a corporate level tax on issuances of tracking stock. In 2000, the Clinton Administration proposed legislation that would tax stockholders upon the receipt of tracking stock from the issuing corporation as a distribution or in a tracking stock exchange. Congress has not enacted either of these proposals into law. If similar proposals are enacted into law or effected through Treasury Department regulations, we could be taxed on an amount up to the gain realized in future financings in which we sell tracking stock, including Genzyme General Stock. Also, any use of our tracking stock to acquire other companies could result in a tax on us, the stockholders of the target company, or both. We also may be taxed if we distribute to stockholders "designated" shares of tracking stock, which are shares designated by the tracked division as issuable at the option of our board for Genzyme General's benefit. In addition, stockholders could be taxed if they receive a distribution of designated shares of tracking stock or if they receive shares of tracking stock in exchange for other Genzyme stock. These or similarly adverse tax consequences could cause us to eliminate tracking stock from our capital structure. We cannot predict, however, whether Congress will enact legislation, or whether the Treasury Department will issue regulations effecting these or similar proposals.

    WE CANNOT ASSURE THAT OUR TRACKING STOCKS WILL "TRACK" THE PERFORMANCE OF THE CORRESPONDING DIVISION.

    Although we have attempted to design our tracking stocks to "track" the performance of their corresponding divisions, we cannot assure that the market prices of these stocks will indeed reflect that performance. The market may assign values to a tracking stock that are based on factors other than a corresponding division's reported financial performance. For instance, we cannot be certain what, if any, valuation the market might place on the mandatory and optional exchange features or the differing voting rights and liquidation units of the tracking stocks. In addition, as discussed above under the subheading "--HOLDERS OF OUR TRACKING STOCK ARE STOCKHOLDERS OF A SINGLE COMPANY AND UNFAVORABLE FINANCIAL TRENDS AFFECTING ONE DIVISION COULD NEGATIVELY AFFECT THE OTHER DIVISIONS," financial developments in one division, particularly if significant and/or adverse, may affect other divisions.

                       RISKS RELATING TO GENZYME GENERAL

    Genzyme General Stock is intended to track the value and reflect the performance of Genzyme General. Accordingly, you should carefully consider the following factors affecting the business of Genzyme General.

    A REDUCTION IN REVENUE FROM SALES OF PRODUCTS THAT TREAT GAUCHER DISEASE WOULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

    Genzyme General generates a majority of its product revenues from sales of enzyme-replacement products for patients with Gaucher disease. Genzyme General entered this market in 1991 with

Ceredase-Registered Trademark- enzyme. Because production of Ceredase-Registered Trademark- enzyme was subject to supply constraints, Genzyme General developed Cerezyme-Registered Trademark- enzyme, a recombinant form of the enzyme. Recombinant technology uses specially engineered cells to produce enzymes, or other substances, by inserting into the cells of one organism the genetic material of a different species. In the case of Cerezyme-Registered Trademark- enzyme, scientists engineer Chinese hamster ovary cells to produce human alpha glucocerebrosidase. Genzyme General stopped producing Ceredase-Registered Trademark- enzyme, except for small quantities, during 1998, after substantially all the patients who previously used Ceredase-Registered Trademark- enzyme converted to
Cerezyme-Registered Trademark- enzyme. Sales of Ceredase-Registered Trademark-enzyme and Cerezyme-Registered Trademark- enzyme totaled $536.9 million for the year ended December 31, 2000, representing approximately 71% of Genzyme General's total revenues for that year and $139.6 million for the three months ended March 31, 2001, representing approximately 63% of Genzyme General's total revenues for that period.

    Because our business is highly dependent on Cerezyme-Registered Trademark-enzyme, a decline in the growth rate of Cerezyme-Registered Trademark- enzyme sales could have an adverse effect on our operations and may cause the value of our securities to decline substantially. We will lose revenues from Cerezyme-Registered Trademark- enzyme if competitors develop alternative treatments for Gaucher disease and these alternative products gain commercial acceptance. Some companies have initiated efforts to develop competitive products, and other companies may do so in the future. In addition, the patient population with Gaucher disease is limited. Because a significant percentage of that population already uses Cerezyme-Registered Trademark- enzyme, opportunities for future sales growth are limited. Further, changes in the methods for treating patients with Gaucher disease, including treatment protocols that combine Cerezyme-Registered Trademark- enzyme with other therapeutic products or reduce the amount of Cerezyme-Registered Trademark-enzyme prescribed, could result in a decline in Cerezyme-Registered Trademark-enzyme sales. Cerezyme-Registered Trademark- enzyme has orphan drug status, providing us with exclusive marketing rights for Cerezyme-Registered Trademark-enzyme in the United States until May 2001. We also have patents protecting our method of manufacturing Cerezyme-Registered Trademark- enzyme until 2010 and the composition of Cerezyme-Registered Trademark- enzyme until 2013. The expiration of market exclusivity and orphan drug status in May 2001 will likely subject Cerezyme-Registered Trademark- enzyme to increased competition which may decrease the amount of revenue we receive from this product or the growth of that revenue.

    SALES OF RENAGEL-REGISTERED TRADEMARK- PHOSPHATE BINDER MAY NOT INCREASE.

    In November 1998, Genzyme General launched, through a joint venture with GelTex, Renagel-Registered Trademark- phosphate binder, a non-absorbed phosphate binder approved for use by patients with end-stage renal disease undergoing a form of treatment known as hemodialysis. We acquired GelTex in December 2000. We are currently conducting additional clinical trials in order to determine the efficacy and safety of Renagel-Registered Trademark- phosphate binder when administered to pre-dialysis patients. The commercial success of Renagel-Registered Trademark- phosphate binder is subject to substantial uncertainty and will depend on a number of factors, including:

    - the results of additional clinical trials for additional indications and expanded labeling;

    - our ability to increase market acceptance and sales of Renagel-Registered Trademark- phosphate binder;

    - market acceptance of a tablet formulation of Renagel-Registered Trademark-phosphate binder, which was launched in September 2000 in the United States;

    - optimal dosing and patient compliance with respect to Renagel-Registered Trademark- phosphate binder;

    - the availability of competing treatments serving the dialysis market;

    - the content and timing of our submissions to and decisions by regulatory authorities;

    - our ability to successfully retool and expand manufacturing systems;

    - our ability to manufacture Renagel-Registered Trademark- phosphate binder at a reasonable price;

    - the availability of reimbursement from third-party payers, and the extent of coverage; and

    - the accuracy of available information about dialysis patient populations and the accuracy of our expectations about growth in this population.

    WE MAY NOT SUCCESSFULLY COMMERCIALIZE GENZYME GENERAL'S PRODUCT CANDIDATES.

    Genzyme General is developing or collaborating on the development of treatments for Fabry disease, mucopolysaccharidosis I (MPS-I) disease, and Pompe disease, among others. Our ability to secure regulatory approvals for marketing these product candidates is highly uncertain, as is our ability to successfully commercialize those that receive regulatory approvals. Because the commercial success of these product candidates will substantially determine future revenue and profit growth at Genzyme General, we encourage you to review the factors described under "--Risks Relating to Genzyme" below for details regarding risks that characterize commercialization of our biotechnology product candidates.

    GENZYME GENERAL MAY NOT BE ABLE TO SUCCESSFULLY COMMERCIALIZE
    THYROGEN-REGISTERED TRADEMARK- HORMONE.

    In January 1999, Genzyme General launched U.S. sales of
Thyrogen-Registered Trademark- recombinant thyroid stimulating hormone used to diagnose thyroid cancer. The commercial success of Thyrogen-Registered Trademark- hormone will depend on a number of factors, including:

    - regulation by the Food and Drug Administration, commonly referred to as the FDA;

    - our ability to obtain regulatory approvals in foreign countries;

    - the development and commercial success of competitive products; and

    - the availability of reimbursement from third-party payers.

Genzyme General cannot be sure that market penetration of Thyrogen-Registered Trademark- hormone will increase.

    IF GENZYME GENERAL'S STRATEGIC ALLIANCES TO DEVELOP AND COMMERCIALIZE ITS PRODUCTS ARE UNSUCCESSFUL, GENZYME GENERAL'S EARNINGS GROWTH WILL BE LIMITED.

    Several of Genzyme General's strategic initiatives involve alliances with other biotechnology companies. These include:

    - an agreement with Biogen, Inc. for the marketing of AVONEX-Registered Trademark- (interferon beta 1a), Biogen's treatment for relapsing forms of multiple sclerosis, in Japan following regulatory approval;

    - a joint venture with BioMarin Pharmaceutical Inc. for the development and commercialization of alpha-L-iduronidase for the treatment of the lysosomal storage disorder known as MPS-I;

    - a strategic alliance with Pharming Group, N.V. for the development and commercialization of human alpha-glucosidase produced using a Chinese hamster ovary cell line for the treatment of Pompe disease; and

    - a joint venture with Diacrin, Inc. to develop and commercialize products and processes using porcine fetal cells for the treatment of Parkinson's disease.

    Genzyme General plans to enter into additional alliances in the future. The success of many of these arrangements is largely dependent on technology and other intellectual property contributed by Genzyme General's strategic partners to the alliances or the resources, efforts and skills of Genzyme General's partners. Genzyme General's strategic partners may:

    - terminate their agreements and Genzyme General's access to the underlying intellectual property;

    - fail to devote significant financial or other resources to the alliances and thereby significantly hinder or delay development, manufacturing or commercialization activities; and

    - fail to successfully develop or commercialize any products.

If any of these alliances are terminated and Genzyme General loses access to the underlying intellectual property, or if Genzyme General and its partners are unable to successfully develop or commercialize products, Genzyme General's future earnings' growth potential will be limited.

                           RISKS RELATING TO GENZYME

    The following risk factors relate to us generally and affect all of our divisions, including Genzyme General. Holders of Genzyme General Stock are stockholders of Genzyme and are, therefore, subject to all of our risks and uncertainties, not just those of Genzyme General. Liabilities or contingencies of our divisions other than Genzyme General that affect our resources or financial condition could affect the financial condition or results of operations of Genzyme General. Therefore, you should consider carefully these risk factors before investing in our stock.

    GOVERNMENT REGULATION IMPOSES SIGNIFICANT COSTS AND RESTRICTIONS ON THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS AND SERVICES.

    Our success will depend on our ability to satisfy regulatory requirements. We may not receive the required regulatory approvals on a timely basis or at all. Government agencies heavily regulate the production and sale of healthcare products and the provision of healthcare services. In particular, the FDA and comparable agencies in foreign countries must approve human therapeutic and diagnostic products before they are marketed. This approval process can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. This regulation may delay the time at which a company like Genzyme can first sell a product or may limit how a consumer may use a product or service or may adversely impact third-party reimbursement. A company's failure to comply with applicable regulatory approval requirements may lead regulatory authorities to take action against the company, including:

    - issuing warning letters;

    - issuing fines and other civil penalties;

    - suspending regulatory approvals;

    - refusing approval of pending applications or supplements to approved applications;

    - suspending product sales in the United States and/or exports from the United States;

    - recalling products; and

    - seizing products.

    Furthermore, therapies that have received regulatory approval for commercial sale may continue to face regulatory difficulties. The FDA and comparable foreign regulatory agencies, for example, may require post-marketing clinical trials or patient outcome studies. In addition, regulatory agencies subject a marketed therapy, its manufacturer and the manufacturer's facilities to continual review and periodic inspections. The discovery of previously unknown problems with a therapy, the therapy's manufacturer or the facility used to produce the therapy could prompt a regulatory authority to impose restrictions on the therapy, manufacturer or facility, including withdrawal of the therapy from the market.

    LEGISLATIVE CHANGES MAY ADVERSELY IMPACT OUR BUSINESS.

    The FDA has designated some of our products, including
Cerezyme-Registered Trademark- enzyme, as orphan drugs under the Orphan Drug Act. The Orphan Drug Act provides incentives to manufacturers to develop and market drugs for rare diseases, generally by entitling the first developer that receives FDA marketing approval for an orphan drug to a seven-year exclusive marketing period in the United States for that product. In recent years Congress has considered legislation to change the Orphan Drug Act to shorten the period of automatic market exclusivity and to grant marketing rights to simultaneous developers of the drug. If the Orphan Drug Act is amended in this manner, any drugs for which we have been granted exclusive marketing rights under the Orphan Drug Act will face increased competition which may decrease the amount of revenue we receive from these products. In addition, the U.S. government has shown significant interest in pursuing healthcare reform. Any government-adopted reform measures could adversely affect:

    - the pricing of therapeutic products and medical devices in the United States or internationally; and

    - the amount of reimbursement available from governmental agencies or other third-party payers.

If the U.S. government significantly reduces the amount we may charge for our products, or the amount of reimbursement available for purchases of our products declines, our future revenues may decline and we may need to revise our research and development programs.

    THE DEVELOPMENT OF OUR PRODUCTS INVOLVES A LENGTHY AND COMPLEX PROCESS, AND WE MAY BE UNABLE TO COMMERCIALIZE ANY OF THE PRODUCTS WE ARE CURRENTLY DEVELOPING.

    Before we can commercialize our development-stage products, we will need to:

    - conduct substantial research and development;

    - undertake preclinical and clinical testing; and

    - pursue regulatory approvals.

This process involves a high degree of risk and takes several years. Our product development efforts may fail for many reasons, including:

    - failure of the product in preclinical studies;

    - clinical trial data that is insufficient to support the safety or effectiveness of the product; or

    - our failure to obtain the required regulatory approvals.

For these reasons, and others, we may not successfully commercialize any of the products we are currently developing.

    ANY MARKETABLE PRODUCTS THAT WE DEVELOP MAY NOT BE COMMERCIALLY SUCCESSFUL.

    Even if we obtain regulatory approval for any of our development-stage products, those products may not be accepted by the market or approved for reimbursement by third-party payers. A number of factors may affect the rate and level of market acceptance of these products, including:

    - regulation by the FDA and other government authorities;

    - market acceptance by doctors and hospital administrators;

    - the effectiveness of our sales force;

    - the effectiveness of our production and marketing capabilities;

    - the success of competitive products; and

    - the availability and extent of reimbursement from third-party payers.

If our products fail to achieve market acceptance, our profitability and financial condition will suffer.

    WE WILL REQUIRE SIGNIFICANT ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

    At March 31, 2001, we had approximately $619.6 million in cash, cash equivalents and short- and long-term investments, excluding investments in equity securities. We intend to use substantial portions of our available cash for:

    - product development and marketing;

    - expanding facilities and staff;

    - working capital; and

    - strategic business initiatives.

    In January 2001, we purchased all of the outstanding Class A limited partnership interests of Genzyme Development Partners, L.P. for an advance payment of approximately $25.7 million in cash plus royalties for ten years on sales of some Sepra-TM- products.

    In addition, we expect to pay approximately $65.0 million in cash to stockholders of Wyntek Diagnostics, Inc. and holders of rights to acquire common stock of Wyntek in connection with our acquisition of that company.

    In May 2001, we completed a private placement of $575.0 million in principal of 3% convertible subordinated debentures, the entire amount of which is allocated to Genzyme General. These debentures mature on May 15, 2021, are first callable on May 20, 2004 and are convertible into shares of Genzyme General Stock at an initial conversion price of $140.60. The holders of these debentures may require us to purchase all or part of their debentures for cash on May 15, 2006, May 15, 2011 or May 15, 2016 at a price equal to the principal amount plus accrued interest.

    We may further reduce available cash reserves to pay principal and interest on the following additional debt:

    - $368.0 million in principal under our revolving credit facility with a syndicate of commercial banks, $218.0 million of which is allocated to Genzyme Biosurgery and $150.0 million of which is allocated to Genzyme General.

    - $249.5 million in outstanding principal under our 5 1/4% convertible subordinated notes, the entire amount of which is allocated to Genzyme General. These notes mature in June 2005 and are convertible into shares of Genzyme General Stock, Biosurgery Stock and Molecular Oncology Stock. On May 1, 2001, we sent a notice to the trustee under the indenture for these notes indicating our intention to redeem any notes that remain unconverted at June 15, 2001.

    - $21.2 million in principal under our 5% convertible subordinated debentures due August 2003, the entire amount of which is allocated to Genzyme General. These debentures are convertible into shares of Genzyme General Stock.

    - $10.0 million in principal under our 6.9% convertible subordinated note in favor of UBS Warburg LLC, the entire amount of which is allocated to Genzyme Biosurgery. This note matures in May 2003 and is convertible into shares of Biosurgery Stock.

If we use cash to pay or redeem all or a portion of this debt, including the principal and interest due on it, our cash reserves will be diminished. To satisfy these and other commitments, we may have to obtain additional financing. We may be unable to obtain any additional financing, extend any existing financing arrangement, or obtain either on terms that we consider favorable.

    WE MAY FAIL TO PROTECT ADEQUATELY OUR PROPRIETARY TECHNOLOGY, WHICH WOULD ALLOW COMPETITORS TO TAKE ADVANTAGE OF OUR RESEARCH AND DEVELOPMENT EFFORTS.

    Our long-term success largely depends on our ability to market technologically competitive products. If we fail to obtain or maintain these protections we may not be able to prevent third parties from using our proprietary rights. Our currently pending or future patent applications may not result in issued patents. In the United States, patent applications are confidential until patents issue, and because third parties may have filed patent applications for technology covered by our pending patent applications without us being aware of those applications, our patent applications may not have priority over any patent applications of others. In addition, our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products or provide us with any competitive advantage. If a third party initiates litigation regarding our patents, our collaborators' patents, or those patents for which we have license rights, and is successful, a court could revoke our patents or limit the scope of coverage for those patents.

    The U.S. Patent and Trademark Office, commonly referred to as the USPTO, and the courts have not consistently treated the breadth of claims allowed in biotechnology patents. If the USPTO or the courts begin to allow broader claims, the incidence and cost of patent interference proceedings and the risk of infringement litigation will likely increase. On the other hand, if the USPTO or the courts begin to allow narrower claims, the value of our proprietary rights may be limited. Any changes in, or unexpected interpretations of, the patent laws may adversely affect our ability to enforce our patent position.

    We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We protect this information with reasonable security measures, including the use of confidentiality agreements with our employees, consultants and corporate collaborators. It is possible that these individuals will breach these agreements and that any remedies for a breach will be insufficient to allow us to recover our costs. Furthermore, our trade secrets, know-how and other technology may otherwise become known or be independently discovered by our competitors.

    WE MAY BE REQUIRED TO LICENSE TECHNOLOGY FROM COMPETITORS IN ORDER TO DEVELOP AND COMMERCIALIZE SOME OF OUR PRODUCTS AND SERVICES, AND IT IS UNCERTAIN WHETHER THESE LICENSES WILL BE AVAILABLE.

    Third-party patent rights may cover some of the products that we or our strategic partners are developing or testing. As a result, we or our strategic collaborators may be required to obtain licenses from the holders of these patents in order to use, manufacture or sell these products and services, and payments under these licenses may reduce our revenue from these products. Furthermore, we may not be able to obtain these licenses on acceptable terms or at all. If we fail to obtain a required license or are unable to alter the design of our technology to fall outside of a patent, we may be unable to effectively market some of our technology and services, which could limit our profitability.

    WE MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

    A third party may sue us or one of our strategic collaborators for infringing the third-party's patent rights. Likewise, we or one of our strategic collaborators may need to resort to litigation to enforce our patent rights or to determine the scope and validity of third-party proprietary rights. For example, we filed a lawsuit on July 25, 2000 seeking injunctive relief and damages against Transkaryotic Therapies, Inc. in the U.S. District Court in Wilmington, Delaware for patent infringement resulting from Transkaryotic Therapies' manufacture and use of Replagal-TM-, its replacement therapy for Fabry disease. The suit alleges infringement of U.S. Patent No. 5,356,804, which we exclusively licensed from Mount Sinai School of Medicine. The patent is directed to methods of making alpha-galactosidase in mammalian cells, as well as the genetically-engineered cells themselves. On September 19, 2000, Transkaryotic Therapies filed a lawsuit against us and Mount Sinai School of Medicine in the U.S. District Court in Boston, Massachusetts seeking declaratory judgments that the manufacture, use and sale of Replagal-TM- does not infringe the patent licensed by us from Mount Sinai and that the Mount Sinai patent is invalid. While the declaratory judgment action filed by Transkaryotic Therapies has been dismissed without prejudice, Genzyme will continue the parallel case pending in the U.S. District Court in Delaware.

    The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management's efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. If we do not prevail in this type of litigation, we or our strategic collaborators may be required to:

    - pay monetary damages;

    - stop commercial activities relating to the affected products or services;

    - obtain a license in order to continue manufacturing or marketing the affected products or services; or

    - compete in the market with a substantially similar product.

    Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue some of our operations. In addition, a court may require that we pay expenses or damages and litigation could disrupt our commercial activities.

    WE MAY BE LIABLE FOR PRODUCT LIABILITY CLAIMS NOT COVERED BY INSURANCE.

    Individuals who use our products or services, including those we acquire in business combinations, may bring product liability claims against us or our subsidiaries. While we have taken, and continue to take, what we believe are appropriate precautions, we may be unable to avoid significant liability exposure. We have only limited amounts of product liability insurance, which may not provide sufficient coverage against any product liability claims. We may be unable to obtain additional insurance in the future, or we may be unable to do so on acceptable terms. Any additional insurance we do obtain may not provide adequate coverage against any asserted claims. In addition, regardless of merit or eventual outcome, product liability claims may result in:

    - diversion of management's time and attention;

    - expenditure of large amounts of cash on legal fees, expenses and payment of damages;

    - decreased demand for our products and services; and

    - injury to our reputation.

    IN CONNECTION WITH OUR ACQUISITION OF BIOMATRIX, INC., WE ASSUMED LITIGATION FACED BY BIOMATRIX.

    On July 21 and August 7, 15, and 30, 2000, class action lawsuits requesting unspecified damages were filed in the U.S. District Court in New Jersey against Biomatrix and two of its officers and directors, Endre A. Balazs and Rory B. Riggs. In these actions, the plaintiffs seek to certify a class of all persons or entities who purchased or otherwise acquired Biomatrix common stock during the period between July 20, 1999 and April 25, 2000. The plaintiffs allege, among other things, that the defendants failed to accurately disclose information related to Biomatrix' product Synvisc-Registered Trademark-viscosupplementation product during the period between July 20, 1999 and April 25, 2000, and assert causes of action under the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated under that statute. We acquired Biomatrix in December 2000. We intend to vigorously defend against those actions. We may be required to pay substantial damages or settlement costs to the extent that those damages or settlement costs are not covered by insurance. Regardless of their outcome, these actions may cause a diversion of our management time and attention.

    OUR COMPETITORS IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY HAVE SUPERIOR PRODUCTS, MANUFACTURING CAPABILITIES OR MARKETING POSITION.

    The human healthcare products and services industry is extremely competitive. Our competitors include major pharmaceutical companies and other biotechnology companies. Some of these competitors may have more extensive research and development, marketing and production capabilities. Some competitors also may have greater financial resources than we have.

    Our future success will depend on our ability to develop and market effectively our products against those of our competitors. For instance, we are seeking orphan drug designation for some of our products that are still in development or are currently being reviewed by the FDA for marketing approval, including Fabrazyme-TM- enzyme for the treatment of Fabry disease. We are aware of other companies developing products for the treatment of Fabry disease. Transkaryotic Therapies Inc., for example, submitted its application for marketing approval for its product to the FDA approximately one week before we submitted our application for Fabrazyme-TM- enzyme. If Transkaryotic Therapies or any other company receives FDA approval for a Fabry disease therapy with orphan drug designation before we receive FDA approval for Fabrazyme-TM- enzyme, the Orphan Drug Act may preclude us from selling Fabrazyme-TM- enzyme in the United States for up to seven years. Similarly, we submitted our application for marketing approval of Fabrazyme-TM- enzyme with the European Medicines Evaluation Agency, or EMEA, within a short time of Transkaryotic Therapies' filing. If Transkaryotic Therapies or any other company receives EMEA approval for a Fabry disease therapy with orphan drug designation before we receive EMEA approval for Fabrazyme-TM- enzyme, the European equivalent of the Orphan Drug Act may preclude us from selling Fabrazyme-TM- enzyme in the European Union for up to ten years. If our products receive marketing approval but cannot compete effectively in the marketplace, our profitability and financial position will suffer.

    IF WE ARE UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES, OUR PRODUCTS OR SERVICES MAY BECOME OBSOLETE.

    The field of biotechnology is characterized by significant and rapid technological change. Although we attempt to expand our technological capabilities in order to remain competitive, research and discoveries by others may make our products or services obsolete. For example, some of our competitors may develop a product to treat Gaucher disease that is more effective or less expensive than Cerezyme-Registered Trademark- enzyme. If we cannot compete effectively in the marketplace, our profitability and financial position will suffer.

    IF WE FAIL TO OBTAIN ADEQUATE LEVELS OF REIMBURSEMENT FOR OUR PRODUCTS FROM THIRD-PARTY PAYERS, THE COMMERCIAL POTENTIAL OF OUR PRODUCTS WILL BE SIGNIFICANTLY LIMITED.

    A substantial portion of our revenue comes from payments by third-party payers, including government health administration authorities and private health insurers. As a result of the trend toward managed healthcare in the United States, as well as legislative proposals to reduce payments under government insurance programs, third-party payers are increasingly attempting to contain healthcare costs by:

    - challenging the prices charged for healthcare products and services;

    - limiting both coverage and the amount of reimbursement for new therapeutic products;

    - denying or limiting coverage for products that are approved by the FDA, but are considered experimental or investigational by third-party payers; and

    - refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval.

    Government and other third-party payers may not provide adequate insurance coverage or reimbursement for our products and services, which could impair our financial results. In addition, third-party payers may not reimburse patients for newly approved healthcare products, which could decrease demand for our products. Furthermore, Congress occasionally has discussed implementing broad-based measures to contain healthcare costs. It is possible that Congress will enact legislation specifically designed to contain healthcare costs. If third-party reimbursement is inadequate to allow us to recover our costs or if Congress passes legislation to contain healthcare costs, our profitability and financial condition will suffer.

    CHANGES IN THE ECONOMIC, POLITICAL, LEGAL AND BUSINESS ENVIRONMENTS IN THE FOREIGN COUNTRIES IN WHICH WE DO BUSINESS COULD CAUSE OUR INTERNATIONAL SALES AND OPERATIONS, WHICH ACCOUNT FOR A SIGNIFICANT PERCENTAGE OF OUR CONSOLIDATED NET SALES, TO BE LIMITED OR DISRUPTED.

    Our international operations accounted for 39% of our consolidated revenues for both the year ended December 31, 2000 and the three months ended March 31, 2001. We expect that international sales will continue to account for a significant percentage of our revenues for the foreseeable future. In addition, we have direct investments in a number of subsidiaries outside of the United States, primarily in Europe and Japan. Our international sales and operations could be limited or disrupted, and the value of our direct investments may be diminished, by any of the following:

    - fluctuations in currency exchange rates;

    - the imposition of governmental controls;

    - less favorable intellectual property or other applicable laws;

    - the inability to obtain any necessary foreign regulatory approvals of products in a timely manner;

    - import and export license requirements;

    - political instability;

    - trade restrictions;

    - changes in tariffs;

    - difficulties in staffing and managing international operations; and

    - longer payment cycles.

    A significant portion of our business is conducted in currencies other than our reporting currency, the U.S. dollar. We recognize foreign currency gains or losses arising from our operations in the period in which we incur those gains or losses. As a result, currency fluctuations among the U.S. dollar and the currencies in which we do business have caused foreign currency transaction gains and losses in the past and will likely do so in the future. Because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates, we may suffer significant foreign currency transaction losses in the future due to the effect of exchange rate fluctuations on our future operating results.

    SEVERAL ANTI-TAKEOVER PROVISIONS MAY DEPRIVE OUR STOCKHOLDERS OF THE OPPORTUNITY TO RECEIVE A PREMIUM FOR THEIR SHARES UPON A CHANGE IN CONTROL.

    Provisions of Massachusetts law and our charter, by-laws and shareholder rights plan could delay or prevent a change in control of Genzyme or a change in our management. Our tracking stock structure may also deprive our stockholders of the opportunity to receive a premium for their shares upon a change in control because, in order to obtain control of a particular division, an acquiror would have to obtain control of the entire corporation.

    In addition, our board of directors may, in its sole discretion:

    - exchange shares of Molecular Oncology Stock or Biosurgery Stock, for Genzyme General Stock at a 30% premium over the market value of the exchanged shares; and

    - issue shares of undesignated preferred stock from time to time in one or more series.

Either of these board actions could increase the cost of an acquisition of Genzyme and thus discourage a takeover attempt.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements about our financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities for existing products, future success of development-stage products, plans and objectives of management and other matters. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements, therefore, should be considered in light of all of the information included or referred to in this prospectus, including the information set forth under the heading "RISK FACTORS" beginning on page 5.

    Words such as "estimate," "project," "plan," "intend," "expect," "believe," "anticipate," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the documents incorporated by reference.

    You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

                              PLAN OF DISTRIBUTION

    In connection with our acquisition of GelTex, we have assumed all of the outstanding options and warrants of GelTex, including:

    - options and warrants assumed by GelTex in connection with its acquisition of SunPharm Corporation;

    - options granted to former directors of GelTex pursuant to stock option plans maintained by GelTex; and

    - options granted outside of the stock option plans maintained by GelTex.

    On December 14, 2000, our acquisition of GelTex became effective and each outstanding option and warrant of GelTex was converted into the right to purchase shares of Genzyme General Stock. This prospectus covers the shares of Genzyme General Stock that are issuable upon exercise of the options and warrants specifically described in the three bullet points above. We are offering these shares of Genzyme General Stock directly to the holders of these options and warrants pursuant to the terms of their option and warrant agreements. We are not using an underwriter in connection with this offering. These shares will be listed for trading on the Nasdaq National Market.

    In order to facilitate the exercise of these options and warrants, we will furnish, at our expense, a reasonable number of copies of this prospectus to each recordholder of options and/or warrants as the holder may request, together with instructions that those copies be delivered to the beneficial owners of these options and warrants.

    The exercise price and other terms of the options and warrants described in the three bullet points above were determined either (1) by negotiations between SunPharm and the individual option and warrant holders or (2) by the board of directors or a committee of the board of directors of GelTex. The exercise price and number of shares of Genzyme General Stock issuable upon exercise of these options and warrants have been adjusted according to the exchange rate applicable to our acquisition of GelTex.

    This prospectus forms a part of a registration statement that we have filed with the Securities and Exchange Commission. We will bear the expenses of preparing and filing the registration statement and currently estimate that the total amount of these expenses will be approximately $17,000.

                                USE OF PROCEEDS

    The exercise prices of the options and warrants whose underlying shares are covered by this prospectus range from $3.03 to $74.60 per share of Genzyme General Stock. The following table describes the total number of shares of Genzyme General Stock that would be issued and the total cash proceeds that we would receive if all of these options and warrants were exercised in full:

                                                TOTAL SHARES OF GENZYME GENERAL   TOTAL CASH PROCEEDS UPON
                                                 STOCK ISSUABLE UPON EXERCISE         EXERCISE IN FULL
                                                -------------------------------   ------------------------
SunPharm options and warrants.................               83,470                      $2,867,494
Options granted to former GelTex directors....               34,902                         785,422
Options granted outside of GelTex option
  plans.......................................              105,721                       3,877,611
                                                            -------                      ----------
  Total.......................................              224,093                      $7,530,528
                                                            =======                      ==========

    We currently intend to use the net proceeds from any exercises of these options or warrants for working capital and general corporate purposes.

                                 LEGAL MATTERS

    The validity of the shares offered by this prospectus will be passed upon by our counsel, Palmer & Dodge LLP, Boston, Massachusetts.

                                    EXPERTS

    The financial statements of Genzyme Corporation, Genzyme General, Genzyme Biosurgery and Genzyme Molecular Oncology incorporated in this prospectus by reference to Genzyme's annual report on Form 10-K for the year ended
December 31, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Focal, Inc. appearing in Focal's annual report on Form 10-K for the year ended December 31, 2000, as amended, incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference elsewhere herein. The financial statements referred to above are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of GelTex Pharmaceuticals, Inc. appearing in GelTex's annual report on Form 10-K for the year ended
December 31, 1999, as amended, incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated by reference elsewhere herein which, as to the years 1999 and 1998, are based in part on the reports of PricewaterhouseCoopers LLP, independent accountants. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

    The financial statements of RenaGel LLC as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 incorporated in this prospectus by reference to GelTex's annual report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Biomatrix, Inc. incorporated in this prospectus by reference to its annual report on Form 10-K for the year ended December 31, 1999, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Wyntek Diagnostics, Inc. as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000 incorporated in this prospectus by reference to Genzyme's current report on Form 8-K filed with the SEC on May 18, 2001 have been so incorporated in reliance on the report of McKay, Carne, Buniva & Lazarus LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses to be borne by Genzyme in connection with the registration of the Genzyme General Division common stock are estimated as follows:

SEC Registration Fee........................................  $ 1,989
Printing and engraving expenses.............................    1,000
Accounting fees and expenses................................    5,000
Legal fees and expenses.....................................    7,500
Miscellaneous expenses......................................    1,511
                                                              -------
  Total.....................................................  $17,000
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's amended and restated articles of organization, by-laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of Genzyme or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

    Article VI of Genzyme's by-laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct); PROVIDED that no indemnification shall be provided for any such person with respect to any matter as to which he or she shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of Genzyme or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and PROVIDED, FURTHER, that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof have been approved by Genzyme, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

    The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

    Genzyme also has in place agreements with its officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Genzyme's by-laws.

    Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) unauthorized distributions and loans to insiders, and (iv) transactions from which the director derived an improper personal benefit. Article VI.C.5. of Genzyme's Amended and Restated Articles of Organization provides that no director shall be personally liable to Genzyme or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

ITEM 16.  EXHIBITS

    See Exhibit Index immediately following the signature page.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of May 24, 2001.

                                                       GENZYME CORPORATION

                                                       By:             /s/ MICHAEL S. WYZGA
                                                            -----------------------------------------
                                                                         Michael S. Wyzga
                                                              SENIOR VICE PRESIDENT, FINANCE; CHIEF
                                                             FINANCIAL OFFICER; AND CHIEF ACCOUNTING
                                                                             OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and as of the dates indicated.

                      SIGNATURE                                   TITLE
                      ---------                                   -----
                          *
     -------------------------------------------       Principal Executive Officer    May 24, 2001
                  Henri A. Termeer                       and Director

                /s/ MICHAEL S. WYZGA
     -------------------------------------------       Principal Financial and        May 24, 2001
                  Michael S. Wyzga                       Accounting Officer

                          *
     -------------------------------------------       Director                       May 24, 2001
           Constantine E. Anagnostopoulos

                          *
     -------------------------------------------       Director                       May 24, 2001
                Douglas A. Berthiaume

                          *
     -------------------------------------------       Director                       May 24, 2001
                   Henry E. Blair

                          *
     -------------------------------------------       Director                       May 24, 2001
                 Robert J. Carpenter

                          *
     -------------------------------------------       Director                       May 24, 2001
                  Charles L. Cooney

                      SIGNATURE                                   TITLE
                      ---------                                   -----
                          *
     -------------------------------------------       Director                       May 24, 2001
                   Victor J. Dzau

     -------------------------------------------       Director
                   Connie Mack III

*By:                  /s/ MICHAEL S. WYZGA
             --------------------------------------
                        Michael S. Wyzga
                        ATTORNEY IN FACT

                                 EXHIBIT INDEX

       EXHIBIT
         NO.                                    DESCRIPTION
       -------          ------------------------------------------------------------
         4.1            Restated Articles of Organization of Genzyme, as amended.
                        Filed as Exhibit 1 to Genzyme's Registration Statement on
                        Form 8-A filed with the SEC on December 19, 2000, and
                        incorporated herein by reference.
         4.2            By-laws of Genzyme, as amended. Filed as Exhibit 3.2 to
                        Genzyme's Quarterly Report on Form 10-Q for the quarter
                        ended September 30, 1999, and incorporated herein by
                        reference.
         4.3            Indenture, dated as of May 22, 1998, between Genzyme and
                        State Street Bank and Trust Company, as Trustee, including the form of Note. Filed as Exhibit 4.3 to Genzyme's
                        Registration Statement on Form S-3 (File No. 333-59513) and
                        incorporated herein by reference.
         4.4            Second Amended and Restated Renewed Rights Agreement dated as of December 18, 2000 between Genzyme and American Stock
                        Transfer and Trust Company. Filed as Exhibit 4 to Genzyme's
                        Registration Statement on Form 8-A filed on December 19,
                        2000 and incorporated herein by reference.
         4.5            Biomatrix, Inc. 6.9% Convertible Subordinated Note due
                        May 14, 2003. Filed as Exhibit 4.1 to Genzyme's Current
                        Report on Form 8-K filed on January 2, 2001 and incorporated herein by reference.
         4.6            Form of Genzyme General Division Convertible Debenture.
                        Filed as Exhibit 10.7 to Genzyme's Quarterly Report on
                        Form 10-Q for the quarter ended September 30, 1997 and
                        incorporated herein by reference.
         4.7            Warrant Agreement between Genzyme and Comdisco, Inc. Filed as Exhibit 10.22 to a General Form for Registration on
                        Form 10 of PharmaGenics, Inc. (File No. 0-20138), and
                        incorporated herein by reference.
         4.8            Indenture, dated as of May 8, 2001, by and between Genzyme and State Street Bank and Trust Company as trustee,
                        including the form of debenture. Filed as Exhibit 4.1 to
                        Genzyme's Current Report on Form 8-K filed on May 11, 2001, and incorporated herein by reference.
         4.9            Registration Rights Agreement, dated as of May 3, 2001, by and among Genzyme, Credit Suisse First Boston Corporation,
                        Goldman Sachs & Co. and Salomon Smith Barney Inc. Filed as
                        Exhibit 4.2 to Genzyme's Current Report on Form 8-K filed on
                        May 11, 2001, and incorporated herein by reference.
         5              Opinion of Palmer & Dodge LLP. Filed herewith.
        23.1            Consent of PricewaterhouseCoopers LLP, independent
                        accountants to Genzyme. Filed herewith.
        23.2            Consent of Ernst & Young LLP, independent auditors to Focal,
                        Inc. Filed herewith.
        23.3            Consent of Ernst & Young LLP, independent auditors to GelTex
                        Pharmaceuticals, Inc. Filed herewith.
        23.4            Consent of PricewaterhouseCoopers LLP, independent
                        accountants to Biomatrix, Inc. Filed herewith.
        23.5            Consent of PricewaterhouseCoopers LLP, independent
                        accountants to RenaGel LLC. Filed herewith.
        23.6            Consent of McKay, Carne, Buniva & Lazarus LLP, independent accountants to Wyntek Diagnostics, Inc. Filed herewith.
        23.7            Consent of Palmer & Dodge LLP (contained in Exhibit 5
                        hereto).
        24              Power of Attorney (included on signature page to the initial filing of this Registration Statement).